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                                    EXHIBIT 5







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                      [DEBEVOISE & PLIMPTON LETTERHEAD]


                                                               December 19, 1996

Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842

Dear Sirs:

          We have acted as counsel to Fisher Scientific International Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-8 (the "Registration Statement") relating to (i) 310,400 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), to be issued pursuant to the 1991 Stock Plan for Executive Employees of Fisher Scientific International Inc. and its Subsidiaries and (ii) 1,500,000 shares of Common Stock to be issued under the Fisher Scientific International Inc. 1995 Operating Unit Stock Plan (collectively, the "Plans").

          We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Plans and such other corporate records, documents, certificates or other instrument as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In rendering such opinion, we have assumed

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Fisher Scientific                      2                      December 19, 1996
    International Inc.

that (i) the exercise price of options to be granted pursuant to the Plans will not be less than the par value of Common Stock subject thereto and (ii) grants of Common Stock subject to restrictions on transferability pursuant to the Plans will be made only for past services to the Company having an aggregate value not less than the aggregate par value of the Common Stock so granted.

          Based on the foregoing, we are of the opinion that authorized but not previously issued shares of Common Stock which may be issued under the Plans have been duly authorized and when issued in accordance with the terms of the Plans will be validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Debevoise & Plimpton